Exhibit 10.1

FORM OF STELLARONE CORPORATION

RESTRICTED STOCK AGREEMENT

Granted September 8, 2009

This Restricted Stock Agreement (this “Agreement”) is entered into as of September 8, 2009 pursuant to Article 8 of the StellarOne Corporation Stock Incentive Plan (the “Plan”) and evidences the grant, and the terms, conditions and restrictions pertaining thereto, of Restricted Stock (as defined in the Plan) to (Employee Name) (the “Employee”).

WHEREAS, the StellarOne Corporation (the “Company”) maintains the Plan under which the Committee (as defined in the Plan) may, among other things, award shares of the Company’s common stock (the “Common Stock”) to such key employees of the Company and its Subsidiaries (as defined in the Plan) as the Committee may determine, subject to terms, conditions and restrictions as it may deem appropriate;

WHEREAS, pursuant to the Plan, the Committee has awarded to the Employee a restricted stock award conditioned upon the execution by the Company and the Employee of this Agreement setting forth all the terms and conditions applicable to such award;

NOW THEREFORE, in consideration of the benefits which the Company expects to be derived from the services rendered to it and its Subsidiaries by the Employee and of the covenants contained herein, the parties hereby agree as follows:

1.	Award of Shares. Under the terms of the Plan, the Committee has awarded to the Employee a restricted stock award as of September 8, 2009 (“Award Date”), covering (# shares granted) shares of Common Stock (the “Award Shares”), subject to the terms, conditions and restrictions set forth in this Agreement.

2.	Vesting of Award Shares.

(a)	Subject to accelerated vesting or forfeiture as hereinafter provided, the Employee’s interest in the Award Shares shall become non-forfeitable (“Vested” or “Vesting”) as of the following vesting dates, provided he remains in employment with the Company and/or any of its Subsidiaries as of the applicable date:

(i)	40% of the Award Shares (rounded down to the next whole share if a fractional share would otherwise be Vested) shall become vested on September 8, 2011,

(ii)	An additional 20% of the Award Shares (rounded down to the next whole share if a fractional share would otherwise be Vested) shall become vested on September 8, 2012,

(iii)	An additional 20% of the Award Shares (rounded down to the next whole share if a fractional share would otherwise be Vested) shall become vested on September 8, 2013, and

(iv)	The remainder of the Award Shares shall become vested on September 8, 2014,

(each date, a “Vesting Date”. and the period from the Award Date through the Vesting Date being a “Vesting Period” with respect to the applicable Award Shares).

(b)	Notwithstanding any other provision of this Agreement to the contrary other than Section 17:

(i)

If, at any time, the Employee’s employment with the Company and its Subsidiaries is terminated during the Vesting Period due to his death or permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), any remaining unvested Award Shares at the date of such termination of employment shall automatically be Vested in the amount of the excess of (A) one-tenth ( 1/10th) of the Award Shares for each whole year which has elapsed from the Award Date to the date of such termination of employment over (B) the number of Award Shares, if any, which otherwise had Vested pursuant to Section 2(a) above.

(ii)

If, on or after September 8, 2011, the Employee’s employment with the Company and its Subsidiaries is terminated during the Vesting Period due to retirement at or after age 65, any remaining unvested Award Shares at the date of such termination of employment shall automatically be Vested in the amount of the excess of (A) one-tenth ( 1/10th) of the Award Shares for each whole year which has elapsed from the Award Date to the date of such termination of employment over (B) the number of Award Shares, if any, which otherwise had Vested pursuant to Section 2(a) above.

(iii)	If, on or after September 8, 2011, the Employee’s employment with the Company and its Subsidiaries is terminated during the Vesting Period due to the Employee’s retirement before age 65, the Committee, may, in its sole discretion, waive the automatic forfeiture of any or all unvested Award Shares otherwise provided in Section 7 and provide for such Vesting as its deems appropriate subject to such new restrictions, if any, applicable to the Award Shares as it deems appropriate.

(iv)	If, prior to September 8, 2011, a “Change of Control” of the Company (as defined in the Plan) occurs during the Vesting Period and the Employee has remained in employment with the Company and its Subsidiaries through the date such “Change of Control” occurs, any remaining unvested Award Shares shall be automatically Vested if the “Change in Control” is a change in control event (as defined in 26 CFR 1.280G-1, Q&A-27 through Q&A-29 or as defined in 26 CFR 1.409A-3(i)(5)(i)).

(v)	If, on or after September 8, 2011, a “Change of Control” of the Company (as defined in the Plan) occurs during the Vesting Period and the Employee has remained in employment with the Company and its Subsidiaries through the date such “Change of Control” occurs, any remaining unvested Award Shares shall be automatically Vested.

3.	Transferability of Award Shares.

(a)	If the Vesting of any Award Shares occurs before the end of the TARP Period, such Vested Award Shares shall not become freely transferable until the first day after the TARP Period ends, subject however, to the following accelerated transferability (determined on a cumulative basis for Vested Award Shares):

(i)	25% of the Award Shares (rounded down to the next whole share if a fractional share would otherwise become transferable) may become freely transferable at the time of the Company’s repayment of 25% of the Aggregate TARP Financial Assistance,

(ii)	An additional 25% of the Award Shares (rounded down to the next whole share if a fractional share would otherwise become transferable) may become freely transferable (for an aggregate total of 50% of the Award Shares) at the time of the Company’s repayment of 50% of the Aggregate TARP Financial Assistance,

(iii)	An additional 25% of the Award Shares (rounded down to the next whole share if a fractional share would otherwise become transferable) may become freely transferable (for an aggregate total of 75% of the Award Shares) at the time of the Company’s repayment of 75% of the Aggregate TARP Financial Assistance, and

(iv)	The remainder of the Award Shares may become freely transferable at the time of the Company’s repayment of 100% of the Aggregate TARP Financial Assistance.

Notwithstanding the foregoing, where the Employee does not make an election with respect to the Award Shares under Section 83(b) of the Internal Revenue Code, at any time beginning with the date upon which the Award Shares become substantially vested (as defined in 26 CFR 1.83-3(b)) and ending on December 31 of the calendar year including that date, a portion of the Vested Award Shares (rounded down to the next whole share if a fractional share would otherwise become transferable) shall be made freely transferable as may reasonably be required to pay the federal, state, local, or foreign taxes that are anticipated to apply to the income recognized due to such Vesting, and the number of such Vested Award Shares made freely transferable for this purpose shall not count toward the percentages in the schedule ((i) through (iv)) above.

(b)	If the Vesting of any Award Shares occurs after the end of the TARP Period, such Vested Award Shares shall also become freely transferable at the same time as Vesting occurs.

(c)	Notwithstanding any other provision of this Agreement to the contrary, no Award Share shall be sold until the expiration of six months from the Award Date other than in the case of the Employee’s death or disability as provided in Section 2(b)(i) above.

(d)	Except as contemplated in Section 3(a), (b) and/or (c), the Award Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, prior to the later of their Vesting or the end of the TARP Period (the period from the Award Date through such latter date being the “Period of Restriction”).

(e)	For purposes of this Agreement, the following terms have the following meanings:

(i)	“Aggregate TARP Financial Assistance” means all Company obligations arising from financial assistance provided to the Company under the CPP pursuant to authority granted under the EESA.

(ii)	“CCP” means the Troubled Asset Relief Program Capital Purchase Program created by the Treasury Department pursuant to authority granted under the EESA.

(iii)	“EESA” means the Emergency Economic Stabilization Act of 2008, as amended.

(iv)	“TARP Period” ends on the day all Company obligations arising from financial assistance provided to the Company under the CPP, pursuant to authority granted under the EESA, are satisfied as described in Section 111(b)(3)(D)(i) of the EESA, excluding any period in which the Treasury Department only holds warrants to purchase common stock as provided in Section 111(a)(5) of the EESA.

(v)	“Treasury Department” means the U.S. Department of the Treasury.

4.	Stock Certificates. The stock certificate(s) for the Award Shares shall be registered on the Company’s stock transfer books in the name of the Employee in book entry or electronic form or in certificated form as determined by the Committee. If issued in certificated form, physical possession of the stock certificate(s) shall be retained by the Company until such time as the Period of Restriction lapses.

Any Award Shares issued in book entry or electronic form shall be subject to the following legend, and any certificate(s) evidencing the Award Shares shall bear the following legend, during the Period of Restriction:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the StellarOne Corporation Stock Incentive Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a Restricted Stock Agreement dated September 8, 2009. A copy of the Plan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Secretary of StellarOne Corporation.

5.	Voting Rights. During the Period of Restriction, the Employee may exercise full voting rights with respect to the Award Shares.

6.	Dividends and Other Distributions. During the Period of Restriction, subject to Section 17, the Employee shall be entitled to receive currently all dividends and other distributions paid with respect to the Award Shares (other than dividends or distributions which are paid in shares of Common Stock). If, during the Period of Restriction, any such dividends or distributions are paid in shares of Common Stock with respect to the Award Shares, such shares shall be registered in the name of the Employee and, if issued in certificate form, deposited with the Company as provided in Section 4, and such shares shall be subject to the same restrictions on transferability as the Award Shares with respect to which they were paid.

7.	Forfeiture on Termination of Employment. The balance of any Award Shares which are not considered Vested by or at the Employee’s termination of employment with the Company and its Subsidiaries shall be forfeited.

8.	Employment. Nothing under the Plan or in this Agreement shall confer upon Employee any right to continue in the employ of the Company or its Subsidiaries or in any way affect the Company’s right to terminate Employee’s employment without prior notice at any time for any or no reason.

9.	Withholding Taxes. The Company shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares. At its discretion, the Committee may require the Employee to reimburse the Company for any such taxes required to be withheld by the Company and to withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to or to become due from the Company to the Employee an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes or to retain and withhold a number of shares having a market value not less than the amount of such taxes and cancel any such shares so withheld in order to reimburse the Company for any such taxes.

10.	Administration. The Committee shall have full authority and discretion (subject only to the express provisions of the Plan) to decide all matters relating to the administration and interpretation of the Plan and this Agreement. All such Committee determinations shall be final, conclusive and binding upon the Company and the Employee.

11.	Notices. Any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:

StellarOne Corporation

590 Peter Jefferson Parkway

Suite 250

Charlottesville, Virginia 22911

Attn: Human Resources

Any notice to the Employee required under or relating to this Agreement shall be in writing and addressed to the Employee at his address as it appears on the records of the Company.

12.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

13.	Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties.

14.	Entire Agreement. This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing signed by the parties.

15.	Severability. The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

16.	Capitalized Terms. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.

17.	CPP Limitations.

(i)	The Company has participated in the CPP; and the Company is required to comply with the requirements of Section 111(b) of the EESA, as amended from time to time, and the CPP with respect to the compensation of certain current and future employees of the Company (as determined for purposes of the EESA and the guidance and regulations issued by the Treasury Department with respect to the CPP (the “CPP Requirements”)), in accordance with the CPP Requirements.

(ii)	The Employee acknowledges and understands that this Agreement shall be administered, interpreted and construed and, if and where applicable, benefits provided hereunder shall be limited, deferred and/or subject to repayment to the Company in accordance with the CPP Requirements and Section 111(b) of the EESA, as amended from time to time, to the extent legally applicable with respect to the Employee, as determined by the Committee in its discretion, including without limitation the clawback, the bonus prohibition and the parachute prohibitions thereof.

(iii)	The Committee shall have the right unilaterally to amend this Agreement to effect or document any changes or additions which in its view are necessary or appropriate to comply with the CPP Requirements and Section 111 of the EESA, as amended from time to time.

(iv)	This Agreement is intended to provide a grant of long-term restricted stock which complies with the requirements therefor under the EESA and the rules thereunder promulgated by the Treasury Department and shall be administered and interpreted in accordance with that intent and purpose.

18.	Grants Satisfying Employment Agreement. The Employee acknowledges and understands that this Agreement contain grants which in the aggregate satisfy the Company’s stock compensation commitment for 2009 contained in his employment agreement with the Company.

To evidence their agreement to these terms, conditions and restrictions, the Company and the Employee have signed this Agreement as of the date first above written.

STELLARONE CORPORATION

By:	Date:
Lisa H. Cannell
Chief Human Capital Officer

EMPLOYEE:
Date:
(Employee Name)